Exhibit 99.1

NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	August 2, 2007

FLOTEK INDUSTRIES, INC. ANNOUNCES RECORD SECOND QUARTER 2007

EARNINGS ON A POST 2-FOR-1 SPLIT BASIS

HOUSTON, August 2, 2007,—Flotek Industries, Inc. (AMEX: FTK) a technology-driven growth company serving the oil, gas, and mining industries, today announced the Company earned net income of $4.9 million, or $0.25 per fully diluted share for the second quarter of 2007 compared to $2.2 million or $0.12 per fully diluted share for the second quarter of 2006. Net income and fully diluted earnings per share increased 117% and 108%, respectively, in the second quarter of 2007 versus the second quarter of 2006. Sequentially, second quarter net income was 31% higher than the first quarter of 2007.

Flotek executed a 2-for-1 split of its common stock for stockholders of record as of the close of business on July 3, 2007. Flotek stock began trading at the split-adjusted price on July 12, 2007. All earnings per share calculations reflect the new split-adjusted share count.

Flotek’s revenues for the second quarter of 2007 rose 71% to $37.8 million, compared to $22.1 million for the second quarter of 2006. Second quarter revenue in 2007 significantly increased over the same period last year due to a ramp up of chemical sales, acquisitions completed in 2006 and 2007, incremental rental revenue from expansion of our drilling tool inventory, and improved pricing. Organic sales growth in our Chemicals and Logistics segment contributed $10.7 million in incremental revenue for the second quarter 2007 compared to the same period last year. The acquisition of Triumph Drilling Tools (“Triumph”) in January 2007 contributed an incremental $4.6 million in revenues for the second quarter of 2007 compared to the second quarter of 2006.

Jerry D. Dumas, Sr., Chairman, President and Chief Executive Officer of Flotek, remarked, “Our team’s successful execution of our strategy has enabled the Company to significantly improve product sales, rental revenue and services revenue in the markets we compete. Gross profit as a percentage of revenue increased across the Company which reflects our relentless focus on growing revenue while maintaining costs. Net income more than doubled in the second quarter of 2007 compared to 2006, and increased 31% above first quarter 2007, despite severe weather in many of our operating areas. We estimate inclement weather deferred approximately $2 million in sales. Our outlook for the remainder of 2007 is positive.”

We report our results under three segments:

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well cementing, stimulation, acidizing, drilling, and production treatment. The segment provides well cementing bulk blending and transload services and transload facility management services.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Chemicals and Logistics Segment

The Chemicals and Logistics segment generated second quarter revenues of $21.2 million, a 102% increase from the second quarter of 2006. The most significant revenue growth occurred in the Permian Basin, Mid-Continent and Rocky Mountains with sales of environmentally benign specialty chemicals increasing 226% from $4.7 million in the second quarter 2006 to $15.3 million in the second quarter 2007.

Income from operations for the second quarter of 2007 was $8.6 million, a 154% increase over 2006. Margins continue to increase as the sales mix shifts to higher margin patented and proprietary products. As of the end of 2006, construction of a 30,000 square foot expansion to our production facilities was substantially completed. This facility triples production capabilities and allows the division to manage larger volumes of inputs to take further advantage of volume pricing discounts.

Drilling Products Segment

The Drilling Products segment generated second quarter revenues of $13.7 million, a 52% increase from the second quarter of 2006. The acquisition of Triumph completed in January 2007 and the expansion of our downhole mud-motor rental fleet contributed to the increase in sales quarter over quarter. Income from operations for the second quarter 2007 was $1.6 million, a 32% increase over the same period in 2006. Although the gross profit margin increase in the second quarter of 2007 compared to 2006, operating income as a percentage of revenue decreased due to increased indirect field expenses and higher depreciation and amortization expense associated with assets acquired in 2007.

Artificial Lift Segment

The Artificial Lift segment generated second quarter revenues of $3.0 million compared to $2.6 million in the second quarter of 2006. The increase in sales relates to product and service expansion with the acquisition of two coal bed methane pump service companies in the second quarter of 2006. Income from operations for the second quarter of 2007 was $0.2 million, consistent with the same period in 2006.

General Corporate

Operating expenses for the general corporate segment were $2.0 million for the second quarter of 2007 compared to $1.1 million for the same period in 2006. The increase was driven by increased equity compensation expense for employees, directors, and officers coupled with slightly higher professional fees. A significant portion of the increase in compensation expense relates to the expense associated with restricted stock and option grants made in 2007, which were not incurred in 2006. Due to the increase in debt associated with the acquisition of Triumph and an equity investment in Cavo Drilling Motors, interest expense increased from $0.3 million in the second quarter of 2006 to $0.9 million in the second quarter of 2007.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED CONDENSED INCOME STATEMENT (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Product	$28,436	$17,166	$54,391	$29,187
Rental	6,017	3,212	11,820	5,939
Service	3,349	1,735	6,670	3,048

	37,802	22,113	72,881	38,174

Cost of revenue
Product	16,307	10,285	32,232	17,785
Rental	2,718	1,935	5,059	3,145
Service	1,951	1,307	3,717	1,876

	20,976	13,527	41,008	22,806

Gross profit	16,826	8,586	31,873	15,368

Expenses:
Selling, general and administrative	6,788	4,075	13,765	7,262
Depreciation and amortization	1,582	652	2,905	1,250
Research and development	138	157	308	312

Total expenses	8,508	4,884	16,978	8,824

Income from operations	8,318	3,702	14,895	6,544

Other income (expense):
Interest expense	(899)	(252)	(1,710)	(423)
Investment income and other	321	10	384	22

Total other income (expense)	(578)	(242)	(1,326)	(401)
Income before income taxes	7,740	3,460	13,569	6,143
Provision for income taxes	(2,884)	(1,225)	(5,010)	(2,152)

Net income	$4,856	$2,235	$8,559	$3,991

Basic and diluted earnings per common share:
Basic earnings per common share	$0.27	$0.13	$0.48	$0.24
Diluted earnings per common share	$0.25	$0.12	$0.45	$0.22

Weighted average common shares used in computing basic earnings per common share	17,984	17,165	17,852	16,971
Incremental common shares from stock options and warrants	1,138	1,413	1,260	1,428

Weighted average common shares used in computing diluted earnings per common share	19,122	18,578	19,112	18,399

Second Quarter Conference Call

The Company will hold an investor conference call on August 2, 2007 at 2:00pm central time.

Dial-In Number:	888-217-1175 (U.S. & Canada)
706-643-0285 (International)
ID 10596558
Call will be broadcast live at www.flotekind.com

A replay of the call will be available through August 4, 2007 by calling (800) 642-1687 (U.S. & Canada) and (706) 645-9291 (International) with passcode 10596558.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

CONTACT:

Flotek Industries, Inc.

Rosalie Melia, Corporate Secretary

713.849.9911